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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated February 24, 2005 (except for Note 2 Summary of Significant Accounting Policies(subsection, Accounting for Preferred Shares and Derivative Shares) and Note 8 Stockholders' Deficiency (subsection, Redeemable Preferred Stock) as to which the date is August 24, 2005), included in the Annual Report of Worldgate Communications, Inc. on Form 10-K(A) as of and for the year ended December 31, 2004 which is included in this Registration Statement and Prospectus. Our report contains an explanatory paragraph that states that Worldgate Communications, Inc. has suffered recurring losses from operations and has a net accumulated deficiency of $220 million that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
August 24, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM